Exhibit (a)(1)(D)
TOWNSQUARE MEDIA, INC. EXCHANGE OFFER ELECTION FORM
I have received or have been provided access to the Offer to Exchange Eligible Options for Replacement Options dated July 18, 2018 (the “Exchange Offer”), this Election Form, the additional Terms of Election, the applicable form or forms of Option Agreement with respect to my Replacement Options (the “Agreement”), and the Townsquare 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). All terms used and not otherwise defined in this Election Form have the meanings given to them in the Exchange Offer.
By checking “YES” below and completing, signing and delivering this Election Form, I hereby elect to exchange all of my Eligible Options to purchase Townsquare stock in the Exchange Offer:
☐ YES, I elect to exchange all of my Eligible Options to purchase Townsquare stock in the Exchange Offer.
I understand that that the Exchange Offer is an “all or nothing” exchange, which means that if I elect to participate in the Exchange Offer, I must exchange all Eligible Option grants in their entirety. Townsquare has informed me that if I elect to participate in the Exchange Offer, with respect to each of my Eligible Options, I will receive, upon the terms and subject to the conditions in the Exchange Offer, this Election Form, the additional Terms of Election, the Agreement and the 2014 Incentive Plan (which together constitute the “Offer”), a Replacement Option to purchase a smaller number of the same class of shares of Townsquare common stock at an exercise price equal to the closing price of Townsquare’s Class A common stock as reported on the New York Stock Exchange on the date the offer expires plus an additional $0.50, which grant shall have vested and unvested portions, as applicable, in proportion to the vested and unvested percentages of the corresponding Eligible Option, with the unvested portion vesting over the same vesting schedule that applied to the corresponding Eligible Option. Replacement Options granted in exchange for Eligible Options that are subject to transfer restrictions will also be proportionally subject to transfer restrictions that lapse over the same schedule that applied to the corresponding Eligible Option. I understand that if I have not clearly indicated my acceptance above or otherwise not properly completed this Election Form, Townsquare will be entitled, in its sole discretion, to (a) request that I return a new Election Form indicating my election or (b) reject my Election Form and not exchange any of my Eligible Options. I understand that if my current Eligible Options are not exchanged for any reason such options will continue to be governed by their existing terms and conditions.
I hereby surrender my entire ownership interest in all of my Eligible Options, and I have been informed that they will be cancelled and become null and void on the date Townsquare accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of Townsquare’s common stock under the Eligible Options accepted by Townsquare for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary and that, in making such election, I have not relied upon the statements or advice of Townsquare or any of its officers, directors, employees, representatives, advisors or agents or the statements or advice of any other third-parties that are assisting Townsquare in implementing the Exchange Offer.
I acknowledge that upon the occurrence of any of the conditions set forth in Section 6 of the Exchange Offer, Townsquare may terminate or amend the offer and postpone its acceptance and cancellation of any Eligible Options I elect for exchange. I acknowledge that the Replacement Options will be subject to the terms and conditions set forth in the 2014 Incentive Plan and the Agreement, which will constitute a binding agreement between Townsquare and me, and that the Replacement Options will be non-qualified stock options for U.S. federal income tax purposes. I acknowledge that I will be unable to exercise any unvested portion of my Replacement Options prior to the vesting thereof and that to the extent any transfer restrictions apply to my Replacement Options, I will be unable to transfer any portion of the shares those options until such time as the transfer restrictions lapse. I have reviewed (i) the applicable form of Agreement filed as an exhibit to the Schedule TO and (ii) the 2014 Incentive Plan. Townsquare will send me a final Agreement after the grant date. I further acknowledge that if I do not remain an Eligible Participant through the date the Replacement Options are granted, my Eligible Options will not be exchanged, I will not receive any Replacement Options or any other consideration for such Eligible Options and such Eligible Options will continue to be governed by their existing terms and conditions.

Signature	Date and Time
Name Printed	Townsquare Office in Which Employed
Daytime Telephone Number	Email Address

INSTRUCTIONS FOR ELECTION FORM AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.Delivery of Election Form. Townsquare must receive your properly completed, signed and dated Election Form before the offer expires, which is currently scheduled for 11:59 p.m., U.S. Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Any Election Form received after that time will not be accepted. Delivery must be by one of the following methods:

Via electronic delivery:	Scan and email it to optionexchange@townsquaremedia.com
Via facsimile:	Townsquare Media, Inc, Attn: Chris Kitchen, 1-800-301-6408
Via mail, courier or hand delivery:	Townsquare Media, Inc. Attn: Chris Kitchen 240 Greenwich Avenue Greenwich, CT 06830
Townsquare intends to confirm receipt of your Election Form within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your election. You may confirm that your documents have been received by sending an email to optionexchange@townsquaremedia.com or by calling Chris Kitchen, Executive Vice President and General Counsel, at (203) 861-0900.
The method of delivery of any document is at your election and risk. If you choose to submit an Election Form, your election will be effective upon receipt. If hand delivery is not feasible, we recommend that you send it via electronic delivery or facsimile, and then follow up with a telephone call or email to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.
Townsquare will not accept any alternative, conditional or contingent offers to exchange Eligible Options. All eligible participants electing to exchange Eligible Options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Exchange Offer.
2.    Withdrawal of Election. Elections to exchange made pursuant to the offer may be withdrawn at any time prior to the expiration of the offer as described in the Section 4 of the Exchange Offer by completing a Notice of Withdrawal in accordance with the terms thereof and the offer. Townsquare must receive your properly completed, signed and dated Notice of Withdrawal before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., U.S. Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Only your most recent properly complete Election Form or Notice of Withdrawal received by Townsquare as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. All other Election Forms or Notices of Withdrawal completed by you will be disregarded.
3.    Requests for Assistance or Additional Copies. If you have any questions about the offer please call Chris Kitchen at (203) 861-0900 or send an e-mail with your question(s) to optionexchange@townsquaremedia.com. If you would like to receive an additional copy of this Election Form or a Notice of Withdrawal, you may request such form by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, Executive Vice President and General Counsel, at (203) 861-0900. All copies will be furnished promptly at Townsquare’s expense. You may also contact Townsquare by fax or through regular mail using the contact information listed above.
4.    Irregularities. All questions as to the number of shares subject to Eligible Options to be accepted for exchange and the number of Replacement Options to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any Eligible Options elected to be exchanged will be determined by Townsquare in its sole discretion, which determinations shall be final and binding on all interested persons. Townsquare reserves the right to reject any or all elections to exchange Eligible Options that Townsquare determines not to be in appropriate form or the acceptance of which may, in the opinion of Townsquare’s counsel, be unlawful. Townsquare also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any election to exchange Eligible Options, and Townsquare’s interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange Eligible Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange Eligible Options must be cured within such time as Townsquare shall determine. Neither Townsquare nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange Eligible Options, and no person will incur any liability for failure to give any such notice.
5.    Additional Documents to Read. You should read the Exchange Offer (including any documents incorporated by reference therein), this Election Form, the Terms of Election, the 2014 Incentive Plan, the Agreement and the other documents filed by Townsquare on Schedule TO with respect to the offer before deciding to participate in the offer.
6.    Important Information. You should consult your own legal, financial, accounting, tax and other advisors and refer to Section 13 of the Exchange Offer, which contains important U.S. federal income tax information, regarding your decision to participate in the offer.
7.    Data Privacy. By accepting the offer, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by Townsquare for the exclusive purpose of implementing, administering and managing your participation in the offer.
You have been advised that Townsquare may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in Townsquare and details of all stock options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing Townsquare stock option and other employee benefit plans and this offer (“Data”). You have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You have been advised that you may request a list of the names and addresses of the recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in Townsquare’s stock and other employee benefit plans and this offer. You have been advised that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option and other employee benefit plans and this offer. You have been advised that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. You have been advised that refusing or withdrawing your consent may affect your ability to participate in this offer.
8.    Acknowledgement and Waiver. By accepting this offer, you acknowledge that: (i) the offer is established voluntarily by Townsquare, it is discretionary in nature and it may be extended, modified, suspended or terminated by Townsquare at any time, as provided in the offer; (ii) the grant of Replacement Options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any Townsquare incentive plan, if any, will be at the sole discretion of Townsquare; (iv) your acceptance of the offer will not create a right to employment or continued service or be interpreted to form an employment or consulting agreement with Townsquare, its subsidiaries or its affiliates and, subject to applicable law and any other binding agreement between you and Townsquare, will not interfere with the ability of Townsquare to terminate your employment or consulting relationship at any time with or without cause; (v) your acceptance of the offer is voluntary; (vi) the future value of Townsquare’s shares is uncertain and cannot be predicted with any certainty; (vii) the offer, the exchanged Eligible Options and the Replacement Options are outside the scope of your employment contract or consulting agreement, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) if you accept the offer and receive an award of Replacement Options and obtain shares of Townsquare common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you have been advised of the risks associated with your participation in the offer including those described under the heading “Risk Factors” contained in the Exchange Offer; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any Replacement Options or shares acquired pursuant to the Replacement Options you may receive as a result of participating in the offer and you irrevocably release Townsquare and its subsidiaries and affiliates from any such claim that may arise.
9.    Electronic Delivery of Documents. Any document relating to participation in the offer or any notice required or permitted by the Exchange Offer or this Election Form shall be given in writing and shall be deemed effectively given only upon receipt by Townsquare. The Exchange Offer, this Election Form, the Terms of Election, the Agreement, the 2014 Incentive Plan and any other communications to option holders in connection with the offer (collectively, the “documents”) may be delivered to you electronically. In addition, you may deliver electronically to Townsquare this Election Form. Such means of electronic delivery may include, but do not necessarily include, the delivery of the document via email or such other means of electronic delivery specified by Townsquare. By executing this Election Form, you acknowledge that you have read this Instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from Townsquare a paper copy of any documents delivered electronically at no cost to you by contacting Townsquare by telephone or in writing using the contact information set forth in the Exchange Offer. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you have been advised that you must provide Townsquare with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this Instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying Townsquare of such revoked consent or revised email address by telephone, postal service or electronic mail. Finally, you have been advised that you are not required to consent to electronic delivery of documents described in this Instruction.
10.    Governing Law and Documents. The Election Form is governed by, and subject to, United States federal and Connecticut state law (without regard to such state’s conflict of law rules), as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of Connecticut.
TOWNSQUARE MUST RECEIVE YOUR PROPERLY COMPLETED, SIGNED AND
DATED ELECTION FORM BEFORE THE OFFER EXPIRES, WHICH IS CURRENTLY
SCHEDULED FOR 11:59 P.M., U.S. EASTERN TIME, ON AUGUST 16, 2018 (OR SUCH
LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

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